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                                  EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges


The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended June 30, 2003 computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before income taxes and fixed charges). (Dollar amounts in thousands):

                                                                      For Fiscal Years Ended June 30,
                                                  -----------------------------------------------------------------
                                                     2003           2002        2001          2000          1999
                                                  -----------------------------------------------------------------
Net income (loss)                                 $(29,902)      $  7,859     $ 8,085       $  6,424       $ 14,088
Income tax expense (benefit)                       (19,118)         5,691       5,274          3,938          7,763
Interest charges                                    68,098         68,683      56,547         38,122         22,427
Amortization of debt issuance costs                  2,706          3,600       2,514          1,734          1,012
Interest portion of rental expense                     326            350         440            534            232
                                                  --------       --------     --------      --------       --------
Earnings available to cover
   fixed charges                                  $ 22,110       $ 86,183     $ 72,860      $ 50,752       $ 45,522
                                                  ========       ========     ========      ========       ========
Fixed charges:
   Interest charges                               $ 68,098       $ 68,683     $ 56,547      $ 38,122       $ 22,427
   Amortization of debt issuance costs               2,706          3,600        2,514         1,734          1,012
   Interest portion of rental expense                  326            350          440           534            232
                                                  --------       --------     --------      --------       --------
      Total fixed charges                         $ 71,130       $ 72,633     $ 59,501      $ 40,390       $ 23,671
                                                  ========       ========     ========      ========       ========

Ratio of earnings to fixed charges (a)                0.31 x         1.19 x       1.23 x        1.26 x         1.92 x
                                                  ========       ========     ========      ========       ========

(a) Earnings (loss) before income taxes and fixed charges were insufficient to cover fixed charges by $49.0 million for the year ended June 30, 2003.